Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement No. 333-205960 of our report dated March 7, 2016, relating to the consolidated financial statements of Griffin-American Healthcare REIT IV, Inc. and subsidiary, appearing in the Annual Report on Form 10-K of Griffin-American Healthcare REIT IV, Inc. for the year ended December 31, 2015, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California
March 21, 2016